Exhibit 99.1

RLJ ENTERTAINMENT REPORTS FINANCIAL RESULTS FOR THE SECOND QUARTER ENDED JUNE 30, 2015

SILVER SPRING, MD – August 14, 2015 – RLJ Entertainment Inc., (“RLJ Entertainment” or “the Company”) (NASDAQ: RLJE), today announced its results for the second quarter ended June 30, 2015. Full detail of the financial results as well as Management Discussion and Analysis, or MD&A, can be found in the Company’s Form 10-Q being filed with the SEC.

RLJ Entertainment is a creator, owner and distributor of media content across digital, broadcast and physical platforms.  The Company leverages its branding expertise, access to content and direct to consumer skills to optimize the value of its programs for distinct audiences.

RLJ Entertainment is focused on driving growth through the development of interest-based entertainment services for targeted audiences in niche genres including British drama and mystery, urban, action/thriller, and fitness, by using new technologies to deliver that content to consumers.

Robert L. Johnson, Chairman of RLJ Entertainment stated, “As founder and chairman of RLJ Entertainment, I continue to have total confidence in management in implementing a business strategy that will de-lever the Company’s debt and deploy the recently invested capital to create significant growth and shareholder value. My recent investment of $15 million was based on my belief that the Company has a bright future as one of the largest independent distributors of content and because of its strategy to grow its proprietary digital channels Acorn TV and UMC – Urban Movie Channel and Acacia TV.”

Miguel Penella, Chief Executive Officer of RLJ Entertainment, commented, “RLJ Entertainment is in a much stronger financial position following our recently completed $31 million equity offering and $18.5 million reduction of debt. We continue our ongoing diligent efforts to tightly manage costs and efficiently allocate capital to content. With this improved financial profile, we remain committed to improving our balance sheet, expanding our margins, and increasing our return on invested capital through content acquisitions, as well as growing our proprietary digital streaming channels.”

Financial Highlights

•	Adjusted EBITDA decreased from a gain of $3.1 million for the three months ended June 30, 2014 to a loss of $628,000 for the three months ended June 30, 2015, and decreased from a loss of $3.7 million for the six months ended June 30, 2014 to a loss of $4.0 million for the six months ended June 30, 2015.
•	Revenues declined by $8.0 million to $24.1 million for the three month period ended June 30, 2015 as compared to the second quarter of 2014 and by $12.1 million to $50.2 million for the six months ended June 30, 2015 when compared to the six months ended June 30, 2014.

•	The gross margin declined to 22.1% for the three months ended June 30, 2015 compared to 30.9% for the three months ended June 30, 2014. The gross margin declined to 22.4% for the six months ended June 30, 2015 compared to 25.6% for the six months ended June 30, 2014.
•	Selling, general and administrative expenses (or SG&A) continue to be managed closely and declined when comparing the three and six months ended June 30, 2015 to the same periods in 2014.
•	Acorn TV’s paid subscribers increased 69.7% to over 151,000 subscribers as of June 30, 2015 compared to 89,000 as of June 30, 2014.

Financial Results for the Three and Six Months Ended June 30, 2015

Revenues decreased $8.0 million for the three months ended June 30, 2015 compared to the same period in 2014 and decreased $12.1 million for the six months ended June 30, 2015 compared to the same period in 2014.  The decrease in revenue is primarily driven by our Wholesale and Direct-to-Consumer segments.  Our Wholesale segment’s revenues decline is mostly attributed to the timing of scheduled content releases year over year.  In the second quarter 2015, our US Wholesale segment released 19 titles compared to the release of 35 titles in the second quarter of 2014.  During the first half of 2015, our US Wholesale segment released 45 titles versus 75 titles being released in the first half of 2014.  For 2015, our content release calendar has 54 titles planned to be released in the back half of the year compared to 2014 during which we released 46 titles.  We generally acquire film or television content approximately six months ahead of the planned release date due to the time necessary to prepare marketing materials and meet our distribution partner’s scheduling requirements.  The shift in timing of releases for 2015 is primarily the result of our prior year’s limited access to working capital while refinancing our secured debt during the second and third quarters of 2014.

The decrease in our Direct-to-Consumer segment revenue of $2.3 million and $3.6 million, respectively, for the three and six month periods ended June 30, 2015 as compared to 2014 was primarily due to reduced revenues from our ecommerce and catalog business offset by revenue growth in our proprietary digital networks.  The decrease in our ecommerce and catalog revenues is related to marketing changes compared to the prior year primarily resulting in reducing the Acorn catalog circulation in the first quarter of 2015 as compared to the same period in 2014 as a result of our liquidity constraints.

Our proprietary digital network revenue currently accounts for 23.0% of the segment’s revenue.  The increase in our proprietary digital network revenue of 107.3% and 100.4%, respectively, for the three and six month periods ended June 30, 2015 as compared to the same periods last year, is driven primarily by our British mystery and drama channel, Acorn TV.  As of June 30, 2015, the subscribers for Acorn TV have grown to over 151,000 subscribers, which is an increase of 69.7% since June 30, 2014 and an increase of 28.0% since December 31, 2014.

Cost of Sales (or COS) decreased by $3.4 million to $18.8 million for the three months ended June 30, 2015, compared to the same period in 2014.  The decrease in COS is attributed to lower sales during the period offset by increased impairment charges which are recorded in our Wholesale segment as content amortization and royalties expense.  Our impairment charges recorded for content investments and inventories total $2.1 million and $719,000 for the three months ended June 30, 2015 and 2014, respectively.  As a result of our quarterly review of the carrying values of investments in content and content inventory, we recorded an increased charge against earnings mostly related to older titles (greater than five years old) that do not fit our go forward renewal or future exploitation strategy.  Approximately 75% of our impairment charge is associated with fifteen content suppliers.  As part of our increased controls over content and our estimates of future revenues (also referred to as ultimates), we increased our review procedures and analytics regarding ultimates and revised certain ultimates downward, which resulted in increased impairments during the quarter.  We record step-up amortization within our Wholesale segment as content amortization and royalties expense.  Our step-up amortization resulting from our 2012 business combination decreased during the three months ended June 30, 2015 compared to 2014 due to decreased sales.  Our step-up amortization was $952,000 and $1.8 million for 2015 and 2014 periods, respectively.  As a percentage of revenues, our manufacturing and fulfillment costs have decreased for the three months ended June 30, 2015 compared to the same period last year.  The improvement is largely due to lower costs incurred under a new agreement with our distribution partner, which we renewed at the end of 2014.  Our Wholesale segment gross margin percentage decreased to 14.1% from 26.5% during the three months ended June 30, 2015 compared to the same period last year.  The decrease is largely attributable to the increase in impairment charges relative to a lower revenue base.  Our gross margin percentages for our Direct-to-Consumer segment were generally consistent for the three-month period ended June 30, 2015 and 2014.

COS decreased by $7.4 million to $39.0 million for the six months ended June 30, 2015, compared to the same period in 2014.  The decrease in COS is primarily attributed to lower sales during the period offset by increased impairment charges which are recorded in our Wholesale segment as content amortization and royalties expense.  Our impairment charges recorded for content investments and inventories totaled $3.4 million and $2.5 million for the six months ended June 30, 2015 and 2014, respectively.  Our step-up amortization resulting from the business combination decreased during the six months ended June 30, 2015 compared to 2014 due to decreased sales.  Step-up amortization within our Wholesale segment was $2.6 million and $4.0 million for 2015 and 2014 periods, respectively.  As a percentage of revenues, our manufacturing and fulfillment costs have decreased for the six months ended June 30, 2015 compared to the same period last year.  The improvement is largely due to lower costs incurred under a new agreement with our distribution partner, which we renewed at the end of 2014.  Our Wholesale segment gross margin percentage decreased to 14.3% from 20.4% during the six months ended June 30, 2015 compared to the same period last year.  The decrease is largely attributable to the increase in impairment charges relative to a lower revenue base.  Our gross margin percentages for our Direct-to-Consumer segment were generally consistent for the six-month period ended June 30, 2015 and 2014.

SG&A decreased by $1.6 million for the three-month period ended June 30, 2015 compared to the same period in 2014 and by $780,000 for the six month period ended June 30, 2015 compared to the same period in 2014.  The decrease in SG&A is primarily related to cost savings and other operational synergies, including the elimination of open and unfilled headcount despite increased theatrical marketing expenses and promotional efforts related to the growth in Acorn TV and certain theatrical releases.

The Company’s net loss for the quarter ended June 30, 2015 was $546,000 compared to a net loss of $2.3 million for the quarter ended June 30, 2014.

Adjusted EBITDA decreased by $3.7 million for the three months ended June 30, 2015 compared to the same period in 2014 and decreased by $394,000 for the six months ended June 30, 2015.  The decrease during the three month period ended June 30, 2015 versus 2014 is primarily driven by an increase in our loss from operations and lower ACL earnings.

Adjusted EBITDA is a non-GAAP financial measure.  See the table on the following pages for reconciliation to U.S. GAAP.

RLJ Entertainment, Inc. (NASDAQ: RLJE) is a premier independent owner, developer, licensee, and distributor of entertainment content and programming in primarily North America, the United Kingdom, and Australia. RLJE is a leader in numerous genres including feature films and urban with distinct content via its owned and distributed brands such as Acorn (British TV), Acacia (fitness), Athena (documentaries), and Madacy (gift sets). These titles are distributed in multiple formats including broadcast television (including satellite and cable), theatrical and non-theatrical, DVD, Blu-Ray, digital download, and digital streaming.

Through Acorn Productions, its UK production arm, RLJE owns all rights to the hit UK mystery series Foyle’s War and is developing new programs. RLJE owns 64% of Agatha Christie Limited, which manages the intellectual property and publishing rights to some of the greatest works of mystery fiction, including stories of the iconic sleuths Miss Marple and Poirot.

RLJE leverages its management experience to acquire, distribute and monetize existing and original content for its many distribution channels, including its branded digital subscription channels, Acorn TV, AcaciaTV, and UMC - Urban Movie Channel, and engages distinct audiences with programming that appeals directly to their unique viewing interests. Through its proprietary e-commerce web sites and print catalogs for the Acorn and Acacia brands, RLJE has direct contacts and billing relationships with millions of consumers. For more information, please visit www.RLJEntertainment.com.

Forward Looking Statements

This press release may include “forward looking statements” within the meaning of the “safe harbor” provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Other than statements of historical fact, all statements made in this press release are forward-looking, including, but not limited to, statements regarding industry prospects, future results of operations or financial position, and statements of our intent, belief and current expectations about our strategic direction, prospective and future results and condition.  In some cases, forward-looking statements may be identified by words such as “will,” “should,” “could,” “may,” “might,” “expect,” “plan,” “possible,” “potential,” “predict,” “anticipate,” “believe,” “estimate,” “continue,” “future,” “intend,” “project” or similar words.

Forward-looking statements involve risks and uncertainties that are inherently difficult to predict, which could cause actual outcomes and results to differ materially from our expectations, forecasts and assumptions.  Factors that might cause such differences include, but are not limited to:

▪	Our financial performance, including our ability to achieve revenue growth and Adjusted EBITDA;
▪	The effects of limited cash liquidity on operational growth;
▪	Our ability to satisfy financial ratios;
▪	Our ability to fund planned capital expenditures and development efforts;
▪	Our inability to gauge and predict the commercial success of our programming;
▪	The ability of our officers and directors to generate a number of potential investment opportunities;
▪	Our ability to maintain relationships with customers, employees and suppliers;
▪	Delays in the release of new titles or other content;
▪	The effects of disruptions in our supply chain;
▪	The loss of key personnel;
▪	Our public securities’ limited liquidity and trading; or
▪	Our ability to meet the NASDAQ Capital Market continuing listing standards and maintain our listing.

You should carefully consider and evaluate all of the information in this press release, including the risk factors listed above and in our Form 10-K filed with the Securities Exchange Commission (or SEC), including “Item 1A.  Risk Factors.”  If any of these risks occur, our business, results of operations, and financial condition could be harmed, the price of our common stock could decline and you may lose all or part of your investment, and future events and circumstances could differ significantly from those anticipated in the forward-looking statements contained in this press release.  Unless otherwise required by law, we undertake no obligation to release publicly any updates or revisions to any such forward-looking statements that may reflect events or circumstances occurring after the date of this press release.

Readers are referred to the most recent reports filed with the SEC by RLJ Entertainment. Readers are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:
Traci Otey Blunt, 301-830-6204
RLJ Entertainment, Inc.
tblunt@rljentertainment.com

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RLJ ENTERTAINMENT, INC.

CONSOLIDATED BALANCE SHEETS

June 30, 2015 (unaudited) and December 31, 2014

(In thousands, except share data)	June 30, 2015	December 31, 2014
ASSETS
Cash	$7,232	$6,662
Accounts receivable, net	10,075	17,389
Inventories, net	12,382	13,029
Investments in content, net	62,836	67,525
Prepaid expenses and other assets	3,157	2,633
Property, equipment and improvements, net	2,741	2,372
Equity investment in affiliate	21,424	22,281
Other intangible assets	13,677	15,272
Goodwill	44,891	44,891
Total assets	$178,415	$192,054
LIABILITIES AND EQUITY
Accounts payable and accrued liabilities	$17,078	$24,582
Accrued royalties and distribution fees	43,500	42,493
Deferred revenue	4,023	5,006
Debt, net of discount	62,525	80,913
Deferred tax liability	2,002	2,002
Stock warrant and other derivative liabilities	4,414	601
Total liabilities	133,542	155,597
Mandatorily redeemable convertible preferred stock, $0.001 par value, 1,000,000 shares authorized; 31,046 shares issued and outstanding at June 30, 2015; and no shares issued and outstanding at December 31, 2014	19,254	—
Equity:
Common stock, $0.001 par value, 250,000,000 shares authorized, 13,724,756 shares issued at June 30, 2015 and December 31, 2014; 12,879,433 shares outstanding at June 30, 2015 and 13,335,258 shares outstanding at December 31, 2014	13	14
Additional paid-in capital	87,402	87,706
Accumulated deficit	(61,710)	(50,534)
Accumulated other comprehensive loss	(86)	(729)
Treasury shares, at cost, 845,323 shares at June 30, 2015 and 389,498 shares at December 31, 2014	—	—
Total equity	25,619	36,457
Total liabilities and equity	$178,415	$192,054

RLJ ENTERTAINMENT, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

Three and Six Months Ended June 30, 2015 and 2014

(In thousands, except share data)	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014

Revenues	$24,113	$32,083	$50,229	$62,355
Cost of sales
Content amortization and royalties	11,792	11,895	23,679	26,068
Manufacturing and fulfillment	6,981	10,273	15,311	20,304
Total cost of sales	18,773	22,168	38,990	46,372
Gross profit	5,340	9,915	11,239	15,983

Selling expenses	5,080	6,264	11,639	12,037
General and administrative expenses	4,490	4,660	10,005	9,805
Depreciation and amortization	1,210	1,434	2,375	2,957
Total operating expenses	10,780	12,358	24,019	24,799
LOSS FROM OPERATIONS	(5,440)	(2,443)	(12,780)	(8,816)

Equity earnings of affiliate	438	1,045	688	1,350
Interest expense, net	(2,581)	(1,985)	(5,524)	(4,003)
Change in fair value of stock warrants and other derivatives	7,140	1,122	7,637	(678)
Other income (expense)	161	363	(615)	486
LOSS BEFORE PROVISION FOR INCOME TAXES	(282)	(1,898)	(10,594)	(11,661)
Provision for income taxes	(264)	(380)	(582)	(688)
NET LOSS	(546)	(2,278)	(11,176)	(12,349)
Accretion of preferred stock dividends	(459)	—	(459)	—
NET LOSS ATTRIBUTABLE TO COMMON SHAREHOLDERS	$(1,005)	$(2,278)	$(11,635)	$(12,349)

Net loss per common share:
Basic and diluted	$(0.08)	$(0.18)	$(0.92)	$(0.99)

Weighted average shares outstanding:
Basic and diluted	12,704	12,494	12,692	12,474

RLJ ENTERTAINMENT, INC.

UNAUDITED ADJUSTED EBITDA

For the Three and Six Months Ended June 30, 2015 and 2014

We define “Adjusted EBITDA” as adjusted earnings before income tax, depreciation, amortization, non-cash investments in content, interest expense, transaction and severance costs, warrants and stock-based compensation.  Management believes Adjusted EBITDA to be a meaningful indicator of our performance that provides useful information to investors regarding our financial condition and results of operations because it removes material noncash items that allows investors to analyze the operating performance of the business using the same metric management uses. The exclusion of noncash items better reflects our ability to make investments in the business and meet obligations.  Presentation of Adjusted EBITDA is a non-GAAP financial measure commonly used in the entertainment industry and by financial analysts and others who follow the industry to measure operating performance.  We use this measure to assess operating results and performance of its business, perform analytical comparisons, identify strategies to improve performance and allocate resources to its business segments. While management considers Adjusted EBITDA to be important measures of comparative operating performance, it should be considered in addition to, but not as a substitute for, net income and other measures of financial performance reported in accordance with U.S. GAAP.  Not all companies calculate Adjusted EBITDA in the same manner and the measure as presented may not be comparable to similarly-titled measures presented by other companies.

The following table includes the reconciliation of our consolidated U.S. GAAP net loss to our consolidated Adjusted EBITDA:

(In thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Net loss	$(546)	$(2,278)	$(11,176)	$(12,349)
Amortization of content	11,792	11,895	23,679	26,068
Cash investment in content	(9,256)	(9,661)	(18,052)	(26,151)
Depreciation and amortization	1,210	1,434	2,375	2,957
Interest expense	2,581	1,985	5,524	4,003
Provision for income taxes	264	380	582	688
Transaction costs and restructuring	507	—	507	—
Warrant and other derivative liability fair value adjustment	(7,140)	(1,122)	(7,637)	678
Stock-based compensation	(40)	421	154	456
Adjusted EBITDA	$(628)	$3,054	$(4,044)	$(3,650)